Exhibit 99.1

CYALUME TECHNOLOGIES CLOSES $3.5 MILLION PRIVATE PLACEMENT

WEST SPRINGFIELD, Mass., March 21, 2011 -- Cyalume Technologies Holdings, Inc. (OTCBB:CYLU) announced today that it has closed the sale of 871,823 shares of common stock to institutional investors in a private placement at a price of $4.60 per share. The consideration paid by investors consisted of approximately $3.5 million in cash and the cancellation of 1,015,000 public warrants, which were valued at $0.50 per warrant.

The Company will use the net proceeds of the private offering to fund general corporate purposes.

“Derek Dunaway, President and CEO of Cyalume Technologies, Inc., said “This investment will bolster our ability to execute on all of the growth opportunities that we are seeing in the ammunition business.”

About Cyalume Technologies
Cyalume Technologies is the world leader in chemiluminescent (chemical-light) technology. The Company’s suite of visible and non-visible chemical-light products provide dependable training and battlefield operation light solutions to the United States and NATO country militaries as well as to safety professionals across the globe. Products also include training and tactical chemiluminescent ammunition payloads for both military and commercial markets that offer a non-pyrotechnic, environmentally-friendly alternative to conventional ammunition. Cyalume manufactures its products in West Springfield, Massachusetts and Aix-en-Provence, France. For more information, please visit the Company's web site: www.cyalume.com.

CONTACTS:	Cyalume Technologies Holdings, Inc.
Cameron Associates
Paul G. Henning
212.554-5462
Paul@cameronassoc.com